FOR:	Education Management Corporation
COMPANY CONTACT:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management Corporation Reports Fiscal 2010 Second Quarter Results
Reflecting Initial Public Offering and Debt Repurchase in October

Pittsburgh, PA, February 10, 2010 — Education Management Corporation (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended December 31, 2009. Net revenues were $655.5 million, an increase of 25.5% as compared to the second quarter of the prior fiscal year. Net income was $20.3 million, or $0.14 per diluted share. Excluding expenses incurred during the second quarter of fiscal 2010 in connection with our initial public offering (“IPO”) and the related repurchase of $316 million of our senior subordinated notes (“debt repurchase”), net income would have been $76.0 million, an increase of 79.7% from the quarter ended December 31, 2008, or $0.53 per diluted share.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, “We are pleased with our strong financial performance.  This performance was the direct result of meeting the educational needs of our students and helping them succeed both academically and professionally.  Further, through the efforts of our faculty and career services staff, our graduates are continuing to find employment opportunities in this challenging job market.”

Financial Highlights

•
Net revenues for the three months ended December 31, 2009 increased 25.5% to $655.5 million, compared to $522.2 million for the same period a year ago. This increase was primarily driven by a 22.7% increase in October student enrollment.

•
Net income for the second quarter of fiscal 2010, which included the expenses related to our IPO and debt repurchase, was $20.3 million, or $0.14 per diluted share, compared to net income of $42.3 million, or $0.35 per diluted share, for the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 3.2% to $139.1 million in the second quarter of fiscal 2010.

•
Excluding the expenses related to our IPO and debt repurchase, net income for the three months ended December 31, 2009 grew 79.7% to $76.0 million, or $0.53 per diluted share and EBITDA increased 37.2% to $184.8 million in the second quarter of fiscal 2010.  The increase in EBITDA is primarily due to higher student enrollment.

•	Expenses incurred during the second quarter of fiscal 2010 associated with the IPO and debt repurchase totaled $90.5 million, or $55.7 million after-tax. The following is a recap of these expenses:
(dollars in millions)	Pre-tax expense
Loss on early retirement of debt	$44.8
Management agreement termination fee	29.6
Previously deferred stock-based compensation costs	15.2
Tender offer, legal and other costs	0.9
Total IPO and debt repurchase expenses	$90.5

•
At December 31, 2009, cash and cash equivalents were $310.0 million as compared to $363.3 million at June 30, 2009. There were no outstanding borrowings under the revolving credit facility at December 31, 2009 as compared to $100.0 million outstanding at June 30, 2009, all of which was repaid on July 1, 2009.

•
Cash flow from operations for the six-month period ended December 31, 2009 was $100.4 million. Excluding the management agreement termination fee, tender offer costs and legal costs paid in connection with the IPO, cash flow from operations for the six-month period ended December 31, 2009 was $130.9 million, compared to $70.4 million in the prior year period. This increase in operating cash flows as compared to the prior year period was primarily related to improved operating performance and the reduction in interest payments resulting from the debt repurchase.

•
On a cash-basis, capital expenditures were $69.8 million, or 5.9% of net revenues, for the six months ended December 31, 2009 compared to $78.3 million, or 8.2% of net revenues, in the same period in the prior year.

Student Enrollment

At the start of the current January quarter, total enrollment at our schools was over 139,400 students, a 22.4% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 21.4% to over 138,300 students. The number of students enrolled in fully online programs increased 54.9% to approximately 34,800 students.

	2010	2009	Percentage
	January	January	Change
Total enrollment	139,400	114,000	22.4%
Same-school enrollment(1)	138,300	114,000	21.4%
Students enrolled in fully online programs	34,800	22,400	54.9%
(1) Schools with enrollment for one year or more

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Fiscal 2010 Guidance – 3rd Quarter

For the third quarter of fiscal 2010, net income, EBITDA and diluted earnings per share are expected to be between $52 million and $55 million, $147 million and $154 million, and $0.36 and $0.39, respectively.

Fiscal 2010 Guidance – Annual

Average student enrollment for fiscal 2010 is expected to grow approximately 21% over fiscal 2009. For fiscal 2010, net income, EBITDA and diluted earnings per share are expected to be between $120 million and $125 million, $450 million and $460 million, and $0.87 and $0.91, respectively.  Excluding the expenses related to the IPO and debt repurchase, net income, EBITDA and earnings per diluted share are anticipated to be between $176 million and $181 million, $540 million and $550 million and $1.28 and $1.32, respectively. Capital expenditures are projected to be approximately 7.0% of net revenues, compared to 7.5% of net revenues in fiscal 2009.

The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP).  For an explanation of EBITDA and EBITDA excluding expenses related to the initial public offering and debt repurchase, and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2010 second quarter on Wednesday, February 10, 2010 at 5:00 p.m. (Eastern Time). Those wishing to participate in this call should dial 480-629-9643 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the internet at www.edmc.com.  A replay of the conference call will be available at www.edmc.com until February 9, 2011.

About Education Management

Education Management (www.edmc.com), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 97 locations in 30 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements related to the Company’s future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Cautionary statements identifying certain factors, but not all factors, that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

-- Tables to Follow --

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL SECOND QUARTER
(Dollars in millions, except earnings per share) (Unaudited)

	For the three months ended December 31,			For the six months ended December 31,
	2009	2008	% change	2009	2008	% change
Net revenues	$655.5	$522.2	25.5%	$1,189.9	$956.4	24.4%

Costs and expenses:
Educational services (1)(2)	315.3	265.6	18.7%	611.0	519.1	17.7%
General and administrative (3)	170.3	120.6	41.2%	317.2	240.7	31.8%
Management fees paid to affiliates (4)	30.8	1.3	n/m	32.0	2.5	n/m
Depreciation and amortization	29.4	27.5	6.6%	58.2	54.2	7.5%
Total costs and expenses	545.8	415.0	31.5%	1,018.4	816.5	24.7%

Income before interest, loss on early retirement of debt and income taxes	109.7	107.2	2.4%	171.5	139.9	22.5%
Interest expense, net	30.4	40.5	(24.9)%	66.7	78.6	(15.1)%
Loss on early retirement of debt (5)	44.8	0.0	n/m	44.8	0.0	n/m

Income before income taxes	34.5	66.7	(48.2)%	60.0	61.3	(2.2)%
Provision for income taxes	14.2	24.4	(41.5)%	24.0	22.3	7.3%

Net income	$20.3	$42.3	(52.1)%	$36.0	$39.0	(7.6)%

Diluted earnings per share	$0.14	$0.35	(60.0)%	$0.27	$0.33	(18.2)%
Weighted average number of diluted shares outstanding (000’s)	143,143	119,769		131,457	119,769

(1) Includes bad debt expense of $27.4 million and $17.1 million in the three month periods presented and $50.6 million and $35.1 million in the six month periods presented.

The statement of operations above includes $90.5 million of costs incurred in the second quarter of 2010 associated with the IPO and debt repurchase, as follows:
(2) Previously deferred stock-based compensation costs of $2.2 million
(3) Previously deferred stock-based compensation costs of $13.0 million and $0.9 million in tender offer, legal and other costs
(4) Management agreement termination fee of $29.6 million
(5) Includes the acceleration of deferred financing fees of $5.3 million, and a premium of $39.5 million paid to repurchase the senior subordinated notes

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED CASH FLOW STATEMENT DATA – FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	For the six months ended December 31,
	2009	2008	% change
Net cash flows provided by operations	$100.4	$70.4	42.7%
Depreciation and amortization	58.2	54.2	7.5%
Capital expenditures (1)	(69.8)	(78.3)	(10.9)%
(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA – FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	As of December 31,
	2009	2008
Cash and cash equivalents	$310.0	$312.5
Current assets	523.8	465.4
Total assets	4,258.3	4,103.2
Revolving credit facility	-	180.0
Other current liabilities	353.6	260.1
Long-term debt (including current portion)	1,566.3	1,895.0
Shareholders’ equity	1,932.8	1,409.2

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures
EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, loss on early retirement of debt, taxes and depreciation and amortization, including amortization of intangible assets.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends, because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company, depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  We also presented net income and EBITDA after adjusting for expenses related to the initial public offering and debt repurchase incurred in the second fiscal quarter which also are non-GAAP financial measures.  Management believes this presentation is also helpful in highlighting trends in our business because it excludes one time, non-recurring expenses.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended December 31,			For the six months ended December 31,
	2009	2008	% change	2009	2008	% change
Net income	$20.3	$42.3	(52.1)%	$36.0	$39.0	(7.6)%

Net interest expense	30.4	40.5	(24.9)%	66.7	78.6	(15.1)%
Loss on early retirement of debt	44.8	0.0	n/m	44.8	0.0	n/m
Income tax expense	14.2	24.4	(41.5)%	24.0	22.3	7.3%
Depreciation and amortization	29.4	27.5	6.6%	58.2	54.2	7.5%
EBITDA	$139.1	$134.7	3.2%	$229.7	$194.1	18.3%

Management agreement termination fee	29.6	—	n/m	29.6	—	n/m
Previously deferred stock- based compensation costs	15.2	—	n/m	15.2	—	n/m
Tender offer, legal and other costs	0.9	—	n/m	0.9	—	n/m
EBITDA excluding expenses related to initial public offering (IPO) and debt repurchase	$184.8	$134.7	37.2%	$275.4	$194.1	41.9%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Fiscal 2010 Guidance of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2010 Guidance – 3rd Quarter
	For the three months ending March 31, 2010
	Low End	High End
Earnings per diluted share	$0.36	$0.39

Net income	$52	$55

Net interest expense	$29	$29
Income tax expense	35	37
Depreciation and amortization	31	33
EBITDA	$147	$154

Fiscal 2010 Guidance – Annual
	For the twelve months ending June 30, 2010
	Low End	High End
Earnings per diluted share	$0.87	$0.91

Earnings per diluted share excluding expenses related to IPO and debt repurchase	$1.28	$1.32

Net income	$120	$125
Expenses related to IPO and debt repurchase, net of tax	56	56
Net income excluding expenses related to IPO & debt repurchase	$176	$181

Net interest expense	$125	$125
Income tax expense	117	121
Depreciation and amortization	122	123
EBITDA excluding expenses related to IPO and debt repurchase	$540	$550